                                                             Exhibit (c)

                                                             [Execution Copy]





          ============================================================





                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                            CLARK EQUIPMENT COMPANY,


                          CLARK ACQUISITION SUB, INC.


                                      AND


                                 CLUB CAR, INC.




                          Dated as of February 3, 1995




          ============================================================

                          AGREEMENT AND PLAN OF MERGER


                               TABLE OF CONTENTS

                                                                                                 Page
                                                                                                 ----
ARTICLE I         THE OFFER   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

         1.01     The Offer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
         1.02     Company Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
         1.03     Composition of the Board of Directors   . . . . . . . . . . . . . . . . . .      4
         1.04     Action by Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

ARTICLE II        THE MERGER AND RELATED MATTERS  . . . . . . . . . . . . . . . . . . . . . .      5

         2.01     The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
         2.02     Conversion of Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.03     Dissenting Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
         2.04     Surrender of Certificates   . . . . . . . . . . . . . . . . . . . . . . . .      7
         2.05     Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
         2.06     No Further Rights of Transfers  . . . . . . . . . . . . . . . . . . . . . .     10
         2.07     Stock Option and Other Plans  . . . . . . . . . . . . . . . . . . . . . . .     10
         2.08     Certificate of Incorporation of the Surviving Corporation   . . . . . . . .     11
         2.09     By-Laws of the Surviving Corporation  . . . . . . . . . . . . . . . . . . .     11
         2.10     Directors and Officers of the Surviving Corporation   . . . . . . . . . . .     12
         2.11     Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12

ARTICLE III       REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . .     12

         3.01     Representations and Warranties of the Company . . . . . . . . . . . . . . .     12

                  (a)  Due Organization, Good Standing and Corporate Power  . . . . . . . . .     12
                  (b)  Authorization and Validity of Agreement  . . . . . . . . . . . . . . .     13
                  (c)  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
                  (d)  Consents and Approvals; No Violations  . . . . . . . . . . . . . . . .     15
                  (e)  Company Reports and Financial Statements . . . . . . . . . . . . . . .     16





                                       (i)

                  (f)  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . .     17
                  (g)  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
                  (h)  Title to Properties; Encumbrances  . . . . . . . . . . . . . . . . . .     17
                  (i)  Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . .     18
                  (j)  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
                  (k)  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . . . . . .     19
                  (l)  Employment Relations and Agreements  . . . . . . . . . . . . . . . . .     22
                  (m)  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
                  (n)  Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
                  (o)  Intellectual Properties  . . . . . . . . . . . . . . . . . . . . . . .     24
                  (p)  Proxy Statement, Schedule 14D-9 and Schedule 14D-1 . . . . . . . . . .     26
                  (q)  Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . .     27
                  (r)  Environmental Laws and Regulations . . . . . . . . . . . . . . . . . .     27
                  (s)  State Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . .     28
                  (t)  Voting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . .     28
                  (u)  Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .     29
                  (v)  Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . .     29

         3.02     Representations and Warranties of Parent and Sub  . . . . . . . . . . . . .     29

                  (a)  Due Organization; Good Standing and Corporate Power  . . . . . . . . .     29
                  (b)  Authorization and Validity of Agreement  . . . . . . . . . . . . . . .     30
                  (c)  Consents and Approvals; No Violations  . . . . . . . . . . . . . . . .     30
                  (d)  Offer Documents, Schedule 14D-9 and Proxy Statement  . . . . . . . . .     31
                  (e)  Broker's or Finder's Fee . . . . . . . . . . . . . . . . . . . . . . .     32
                  (f)  Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
                  (g)  Common Stock Ownership . . . . . . . . . . . . . . . . . . . . . . . .     32

ARTICLE IV        TRANSACTIONS PRIOR TO CLOSING DATE  . . . . . . . . . . . . . . . . . . . .     32

         4.01     Access to Information Concerning Properties and Records   . . . . . . . . .     32
         4.02     Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
         4.03     Conduct of the Business of the Company Pending the Closing Date   . . . . .     33
         4.04     Proxy Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34
         4.05     Stockholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . .     35
         4.06     Reasonable Best Efforts   . . . . . . . . . . . . . . . . . . . . . . . . .     35
         4.07     No Solicitation of Other Offers   . . . . . . . . . . . . . . . . . . . . .     36





                                       (ii)

         4.08     Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . .     38
         4.09     HSR Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
         4.10     Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     38
         4.11     Directors' and Officers' Insurance; Indemnification   . . . . . . . . . . .     39
         4.12     Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41

ARTICLE V         CONDITIONS PRECEDENT TO MERGER  . . . . . . . . . . . . . . . . . . . . . .     41

         5.01     Conditions Precedent to Obligations of Parent, Sub and the Company  . . . .     41

                  (a)  Approval of Company's Stockholders   . . . . . . . . . . . . . . . . .     41
                  (b)  HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
                  (c)  Injunction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     41
                  (d)  Payment for Common Stock . . . . . . . . . . . . . . . . . . . . . . .     41
                  (e)  Statutes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42

         5.02     Conditions Precedent to Obligations of Parent and Sub . . . . . . . . . . .     42

                  (a)  Employee Stock Ownership Plan  . . . . . . . . . . . . . . . . . . . .     42

         5.03     Conditions Precedent to Obligation of the Company   . . . . . . . . . . . .     42

                  (a)  Performance by Parent and Sub  . . . . . . . . . . . . . . . . . . . .     42

ARTICLE VI        TERMINATION AND ABANDONMENT   . . . . . . . . . . . . . . . . . . . . . . .     42

         6.01     Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
         6.02     Effect of Termination   . . . . . . . . . . . . . . . . . . . . . . . . . .     44

ARTICLE VII       MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44

         7.01     Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     44
         7.02     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .     45
         7.03     Extension; Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
         7.04     Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
         7.05     Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     45
         7.06     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         7.07     Binding Effect; Benefit; Assignment . . . . . . . . . . . . . . . . . . . .     47
         7.08     Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . .     47
         7.09     Further Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47
         7.10     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     47





                                        (iii)

         7.11     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       48
         7.12     Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       48
         7.13     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       48
         7.14     "Person" Defined  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       48

ANNEX A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1






                                       (iv)

                          AGREEMENT AND PLAN OF MERGER


              AGREEMENT AND PLAN OF MERGER, dated as of February 3, 1995 (this "Agreement"), by and among CLARK EQUIPMENT COMPANY, a Delaware corporation ("Parent"), CLARK ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and CLUB CAR, INC., a Delaware corporation (the "Company").

              WHEREAS, the respective Boards of Directors of Parent, Sub and the Company (in the case of the Company, based upon the recommendation of a special committee of independent directors (the "Special Committee")) have approved the acquisition of the Company by Parent;

              WHEREAS, in contemplation thereof it is proposed that Sub will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of common stock, $.01 par value, of the Company ("Common Stock"), subject to the terms and conditions of this Agreement, at a price of $25 per share net to the seller in cash (the "Offer Price");

              WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Sub and the Company, have approved the merger of Sub into the Company (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and

              WHEREAS, the Directors of the Company have unanimously determined that each of the Offer and the Merger are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company; and

              WHEREAS, Parent and Sub are unwilling to enter into this Agreement unless certain stockholders of the Company immediately following the execution and delivery of this Agreement, enter into a tender agreement (the "Tender Agreement") among Parent, Sub and certain stockholders of the Company providing for, among other things, the tender by such stockholders to Sub of all shares of Common Stock owned by such persons, and the Board of Directors of the Company has approved Parent and Sub entering into the Tender Agreement which is to be executed following the execution hereof.

              NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE OFFER

              1.01 The Offer. Provided that this Agreement shall not have been terminated in accordance with Article VI hereof and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing, as promptly as practicable, but in no event later than the fifth business day after the date of this Agreement, Sub shall commence the Offer. The obligations of Sub to accept for payment and promptly to pay for any shares of Common Stock tendered shall be subject only to the Tender Offer Conditions any of which may be waived; provided, however, that, without the consent of the Company, Sub shall not waive the condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis. The Tender Offer Conditions are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances giving rise to any such Tender Offer Conditions and, subject to the preceding sentence, may be waived by Parent and Sub in whole or in part. Sub expressly reserves the right to modify the terms of the Offer, including, without limitation, except as provided below, to extend the Offer beyond any scheduled expiration date; provided, however, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock to be purchased in the Offer, (ii) reduce the Offer Price,
(iii) modify or add to the conditions set forth in Exhibit A or (iv) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Offer may not be extended beyond any scheduled expiration date unless (x) any Person (as defined in Section 7.14 hereof) has made an Acquisition Proposal (as defined in Section 4.07 hereof) or (y) any of the Tender Offer Conditions shall not have been satisfied; provided, however, (I) even if the Tender Offer Conditions have not been satisfied, unless an Acquisition Proposal has been made, the Offer may not be extended beyond the four month anniversary of the date of commencement of the

Offer and (II) if the Tender Offer Conditions have been satisfied, then the Offer may be extended for an additional five business days so long as at the time of such extension, all conditions to Parent's obligations to purchase shares of Common Stock pursuant to the Offer are irrevocably waived.

              1.02 Company Actions. The Company hereby consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held), based upon the recommendation of the Special Committee, has (i) determined by the unanimous vote of the Directors that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Common Stock, (ii) approved the Offer and the Merger, (iii) recommended acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company, (iv) taken all other action necessary to render (x) Section 203 of the Delaware General Corporation Law and other state takeover statutes and (y) the Rights Agreement dated as of September 23, 1993 (the "Rights Agreement") inapplicable to the Offer, the Merger and the Tender Agreement; and (b) Donaldson, Lufkin & Jenrette Securities Corporation has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to the assumptions and qualifications contained in such opinion. The Company shall file with the Securities and Exchange Commission (the "Commission"), as soon as practicable on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations referred to in clause (a) of the preceding sentence; provided, however, that such recommendation may be withdrawn, modified or amended at any time or from time-to-time to the extent permitted by Section 4.07. Parent and Sub and their counsel shall be given the opportunity to review the Schedule 14D-9 prior to its filing with the Commission. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of the Company to such comments. In connection with the Offer, the Company will promptly furnish Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the

Common Stock as of the most recent practicable date and shall furnish Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders. The Company has been advised that each of its directors and executive officers intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her.

              1.03 Composition of the Board of Directors. Promptly upon the acceptance for payment of, and payment by Sub in accordance with the Offer for, greater than 50% of the outstanding shares of Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Sub or Parent bears to the number of shares of Common Stock outstanding and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign). Notwithstanding the foregoing, neither Parent, Sub nor the Company shall take any action to remove or replace any member of the Special Committee after consummation of the Offer and prior to the Effective Time. If at any time prior to the Effective Time there are less than two members of the Special Committee, as constituted on the date hereof, on the Company's Board of Directors, Parent, Sub and the Company shall use their reasonable efforts to ensure that two members (the "Continuing Directors") of the Company's Board of Directors are either (a) members of the Special Committee (as constituted on the date hereof) or (b) persons who are neither (i) officers or employees of the Company nor (ii) associated or affiliated with, or designated by, Parent. In the event that one or both Continuing Directors resign from the Special Committee, Parent, Sub and the Company shall permit the remaining, or in the case of the resignation of both Continuing Directors, the resigning, Continuing Director or Continuing Directors to appoint his or their successors in his or their reasonable discretion. Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees. In furtherance thereof, the Company will increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Company's Board of Directors. At the Effective Time (as defined in Section 2.01(a) hereof), the Company, if so requested, will use its reasonable efforts to cause persons designated by Sub to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons).

              1.04 Action by Directors. Following the election or appointment of the Parent's designees pursuant to Section 1.03 and prior to the Effective Time, and, so long as there shall be at least one Continuing Director, if requested by a majority of the Continuing Directors, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to authorize, any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Sub under this Agreement and any waiver of compliance with any of the covenants, agreements or conditions under this Agreement for the benefit of the Company.


                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

              2.01 The Merger. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.11 hereof), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with

Delaware General Corporation Law and shall be filed on the Closing Date (as defined in Section 2.11 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the Delaware General Corporation Law. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

              (b) At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the State of Delaware under the name of "Club Car, Inc." (the "Surviving Corporation").

              (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

              2.02    Conversion of Stock.  At the Effective Time:

              (a) Each share of Common Stock then issued and outstanding (other than (i) any shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be cancelled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Stockholders (as defined in Section 2.03 hereof)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the Offer (the "Merger Consideration"); and

              (b) Except as otherwise provided in the next succeeding sentence, each share of common stock, par value $.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

              2.03 Dissenting Stock. Notwithstanding anything in this Agreement to the contrary but only to the extent re-quired by Delaware General Corporation Law, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Stockholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the law of the State of Delaware; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Common Stock outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Company shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

              2.04 Surrender of Certificates. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by any subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

              (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

              (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

              2.05 Payment. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any subsidiary of the Company or in the treasury of the Company or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub) or a Person known at the time of such deposit to be a Dissenting Stockholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.02(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is three months after the Effective Time, the Paying Agent shall return to Parent all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

              2.06 No Further Rights of Transfers. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.02(a) hereof and other than shares held by Dissenting Stockholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Stockholder, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

              2.07 Stock Option and Other Plans. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options to purchase Common Stock (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans"). Immediately prior to the Effective Time, (i) each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of shares of Common Stock but shall entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of shares of Common Stock subject to such Option, whether or not then vested or exercisable, and (y) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time; provided, however, that with respect to any Person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act, and (ii) each share of Common Stock previously issued in the form of grants of restricted stock or grants of contingent shares shall fully vest in accordance with their respective terms. Any then outstanding stock appreciation rights or limited stock appreciation rights shall be cancelled as of immediately prior to the Effective Time without any payment therefor. As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company will take all steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase shares of Common Stock in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

              (b) All Stock Plans shall terminate as of the Effective Time and the provisions in any other Employee Plan (as defined in Section 3.01(k)) providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plans shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation, except as provided in Section 2.07(a).

              2.08 Certificate of Incorporation of the Surviving Corporation. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended so that Article IV paragraph A thereof reads in its entirety as follows: "The total number of shares of stock of all classes which the Corporation has authority to issue is 1,000 shares of Common Stock, par value one cent ($.01) per share."

              2.09 By-Laws of the Surviving Corporation. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

              2.10 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual stockholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

              2.11 Closing. The closing of the Merger (the "Closing") shall take place at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

              3.01 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

              (a) Due Organization, Good Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects (the "Condition") of the Company and its subsidiaries. The Company has made available to Parent and Sub complete and correct copies of the Restated Articles of Incorporation and By-Laws of the Company and its subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such subsidiaries.

              (b) Authorization and Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of a majority of the shares of Common Stock). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

              (c) Capitalization. (i) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"). As of February 1, 1995, (1) 9,090,006 shares of Common Stock are issued and outstanding, (2) 1,101,480 shares of Common Stock are reserved for issuance pursuant to outstanding Options granted under the Stock Incentive Plans, (3) no shares of Preferred Stock are issued and outstanding and (4) 100,151 shares of Common Stock are held in the

     Company's treasury. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.01(c) or on Schedule 3.01(c) of the disclosure letter to be prepared by the Company for the benefit of Parent and Sub in connection with the transactions contemplated by this Agreement (the "Disclosure Letter"), (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Disclosure Letter sets forth the number of Options held by each Person and the exercise price therefor. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its subsidiaries on any matter ("Voting Debt"). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Common Stock of the Surviving Corporation pursuant to any Employee Plan.

         (ii) Schedule 3.01(c)(ii) of the Disclosure Letter lists all of the Company's subsidiaries. All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, options or claims whatsoever. No shares of capital stock of any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary. There are no restrictions of any kind which prevent the payment of dividends by any of the Company's subsidiaries. Except for the subsidiaries listed on Schedule 3.01(c)(ii) of the Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's subsidiaries have no Voting Debt.

              (d) Consents and Approvals; No Violations. Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met,
     (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by Delaware General Corporation Law, is made and (iv) approval of the Merger by a majority of the holders of Common Stock, if required by Delaware General Corporation Law, is received and except as disclosed in Schedule 3.01(d) of the Disclosure Letter, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the Restated Certificate of Incorporation, as amended, or By-Laws of the Company or any of its subsidiaries; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute

     (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets except in the case of clauses (2),
     (3) and (4) above for such filing, permit, consent, approval or violation, which could not reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole, or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

              (e)   Company Reports and Financial Statements.  (i)Since
     October 25, 1993, the Company has filed all forms, reports and documents with the Commission required to be filed by it pursuant to the federal securities laws and the Commission rules and regulations thereunder, and all forms, reports and documents filed with the Commission have complied in all material respects with all applicable requirements of the federal securities laws and the Commission rules and regulations promulgated thereunder. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the Commission since October 25, 1993 (such forms, reports, registration statements and other filings, together with any exhibits, any amendments thereto and information incorporated by reference therein, are sometimes collectively referred to as the "Commission Filings"). As of their respective dates, the Commission Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets as of the end of the fiscal years ended September 25, 1994, September 26, 1993 and September 27, 1992 and the consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of changes in financial position for the fiscal years ended September 25, 1994, September 26, 1993 and September 27, 1992 included in the Commission Filings, were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

              (f) Absence of Certain Changes. Except as previously disclosed in the Commission Filings or as otherwise disclosed in Schedule 3.01(f) of the Disclosure Letter or as otherwise contemplated by this Agreement since September 25, 1994 (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole; (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) the Company and its subsidiaries have not increased the compensation of any officer or granted any general salary or benefits increase to their employees other than in the ordinary course of business; (v) neither the Company nor any of its subsidiaries has taken any action referred to in Section 4.03 hereof except as permitted thereby;
     (vi) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; and (vii) there has been no change by the Company in accounting principles, practices or methods.

              (g) Insurance. The Company and its subsidiaries have obtained and maintained in full force and effect insurance (including director's and officer's insurance) with insurance companies or associations in such amounts, on such terms and covering such risks as disclosed in Schedule 3.01(g) of the Disclosure Letter.

              (h) Title to Properties; Encumbrances. The Company and each of its subsidiaries has good, valid and marketable title to (i) all its material tangible properties and assets (real and personal), including, without limitation, all material properties and assets reflected in the consolidated balance sheet as of September 25, 1994 except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of September 25, 1994 which have been sold or otherwise disposed of in the ordinary course of business, and (ii) all material tangible properties and assets purchased by the Company and any of its subsidiaries since September 25, 1994 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (1) liens reflected in the consolidated balance sheet as of September 25, 1994, (2) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of its subsidiaries in the operation of its respective business, (3) liens for current taxes, assessments or governmental charges or levies on such property not yet due and delinquent and (4) mechanics, materialmen's and other similar liens imposed by law and incurred in the ordinary course of business.

              (i) Compliance with Laws. The Company and its subsidiaries are in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

              (j) Litigation. Except as disclosed in the Commission Filings, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Except as disclosed in the Commission Filings, neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or on the ability of the Company or any subsidiary to conduct its business as presently conducted.

              (k)  Employee Benefit Plans.

              (i) Schedule 3.01(k) of the Disclosure Letter lists all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), including, without limitation, all retirement, savings and other pension plans, all health, severance, insurance, disability and other employee welfare plans and all incentive, vacation, accrued leave, sick pay, sick leave and other similar plans, all bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, deferred compensation, supplemental retirement, unemployment benefit, severance and other employee benefit plans, programs or arrangements (whether or not insured) and all material employment, consulting, termination, or compensation agreements, in each case for the benefit of, or relating to current employees and former employees or directors of the Company, whether or not any such items are in writing or are exempt from the provisions of ERISA, that have been established, maintained or contributed to or with respect to which any potential material liability is borne by the Company or any of its subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.01(k), any predecessors to the Company or to any of its subsidiaries and all employers (whether or not incorporated) that are or were by reason of common control treated together with the Company or any of its subsidiaries as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code")), since January 1, 1988 ("Employee Plans").

              (ii) Neither the Company nor any of its subsidiaries has at any time maintained, contributed to, had an obligation to contribute to, or otherwise sponsored a "defined benefit plan," as defined in ERISA Section

     3(35), a plan subject to Section 412 of the Code, or a "multiemployer plan," as defined in ERISA Section 4001(a)(3).

              Neither the Company nor any of its subsidiaries maintains any Employee Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(f) of the Code and neither the Company nor any of its subsidiaries is subject to any material liability as a result of such administration and operation. Except as set forth in Schedule 3.01(k) of the Disclosure Letter, neither the Company nor any of its subsidiaries maintains any Employee Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for retiree health and/or life benefits and having material unfunded liabilities.

              Except as set forth in Schedule 3.01(k) of the Disclosure Letter neither the Company nor any of its subsidiaries has any material unfunded liabilities pursuant to any Employee Plan that is not intended to be qualified under Section 401(a) of the Code.

              (iii) All Employee Plans have at all times been maintained and operated in all material respects in compliance with their terms and the requirements prescribed by all applicable statutes, orders or governmental rules or regulations with respect thereto, and the Company has performed all material obligations required to be performed by it under, and is not in any material respect in default under or in violation of, any of the Employee Plans. No condition or circumstance exists that would prevent the amendment or termination of any Employee Plan.

              (iv) Except as set forth in Schedule 3.01(k) of the Disclosure Letter, each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code and, to the best knowledge of the Company nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.

              (v) The Company has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4001 et seq. of ERISA, and no condition exists that could reasonably be expected to result in the Company incurring material liability under Title IV of ERISA, either singly or as a member of any trade or business, whether or not incorporated, under common control of or affiliated with the Company, within the meaning of Section 414(b), (c), (m) or (o) of the Code. All premiums payable to the PBGC have been paid when due.

              (vi) The Company has made available to Parent, copies of all material documents in connection with each Employee Plan including, without limitation (where applicable), (a) all Employee Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Plan not set forth in writing, a written description thereof; (b) all current summary plan descriptions, summaries of material modifications and material communications; (c) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (d) the most recent Internal Revenue Service determination letter, if applicable; (e) annual reports required to be filed within the last year pursuant to ERISA or the Code with respect to the Employee Plans; (f) the most recently prepared financial statements; and (g) all material contracts relating to each Employee Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

              (vii) Neither the Company nor any of its subsidiaries nor, to the best knowledge of the Company, any of their respective directors, officers, employees or other persons who participate in the operation of any Employee Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a material tax, penalty or liability for prohibited transactions under ERISA or the Code or would result in any material claim being made under, by or on behalf of any such Employee Plan by any party with standing to make such claim.

              (viii) Full payment has been made of all amounts which the Company or any of its subsidiaries is required, under applicable law or under any Employee Plan or any agreement relating to any Employee Plan to which the Company or any of its subsidiaries is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Plan ended prior to the date hereof. Benefits under all Employee Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

              (ix) There are no actions, suits or claims pending, or to the best knowledge of the Company, threatened or anticipated (other than routine claims for benefits) with respect to any Employee Plan.

              (x) Except as set forth on Schedule 3.01(k) of the Disclosure Letter, no Employee Plan provides for the payment of severance benefits upon the termination of an employee's employment. No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code.

              (xi) The Company has not made any commitment to establish any new Employee Plan, to modify any Employee Plan or to increase benefits or compensation of employees or former employees of the Company (except for normal increases in compensation consistent with past practices or as disclosed in Schedule 3.01(k) of the Disclosure Letter), nor has any intention to do so been communicated to employees or former employees of the Company.

              (l) Employment Relations and Agreements. (i) There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of the Company, threatened against or involving the Company or any of its subsidiaries; (ii) no representation question exists respecting the employees of the Company or any of its subsidiaries and
     (iii) no collective bargaining agreement is currently being negotiated by the Company or any of its subsidiaries and neither the Company nor any of its subsidiaries is a party to a collective bargaining agreement. Except as disclosed in Schedule 3.01(1) of the Disclosure Letter, there exist no employment, consulting, severance, indemnification agreements or deferred compensation agreements between the Company and any director, officer or employee of the Company or any agreement that would give any Person the right to receive any payment from the Company as a result of the Offer or the Merger.

              (m) Taxes. The Company has filed or caused to be filed, within the times and in the manner prescribed by law, all United States federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, and are material to, the Company or any of its subsidiaries. Such returns and reports reflect accurately all material liability for taxes of the Company and its subsidiaries for the periods covered thereby. All material federal, state, local and foreign income, profits, franchise, sales, use, occupancy and excise taxes and other material taxes, assessments, duties, fees, levies, imports or other governmental charges (including any interest and penalties thereon) and any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person ("Taxes") payable by, or due from, the Company or any of its subsidiaries have been fully paid or adequately disclosed and fully provided for on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles. The United States federal income Tax liability of the Company and its subsidiaries has been finally determined for all fiscal years to and including the fiscal year ended September 26, 1993. No audit or other examination, pending or, to the best knowledge of the Company, threatened litigation or appeal of any Tax return or Tax liability of the Company or any of its subsidiaries is currently in progress (or to the best knowledge of the Company scheduled as of the date hereof to be conducted). There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return of the Company or any of its subsidiaries. Except as provided in

     Schedule 3.01(m) of the Disclosure Letter, neither the Company nor any of its subsidiaries has been included in any "consolidated," "unitary" or "combined" return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. All material Taxes relating to the income, properties or operations of the Company and its subsidiaries which the Company or any of its subsidiaries were required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or affiliate thereof and any other party (including any of their predecessors or affiliates) under which Parent, Sub, the Company or any of the Company's subsidiaries, are liable or could be liable for any Taxes or other claims of any party. The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

              (n) Liabilities. Except as set forth in the Commission Filings or as disclosed in Schedule 3.01(n) of the Disclosure Letter or as otherwise contemplated by this Agreement, neither the Company nor any of its subsidiaries has any material outstanding claims, liabilities or indebtedness, contingent or otherwise, that would be required to be disclosed in the Company's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a consistent basis, other than liabilities incurred subsequent to September 25, 1994 in the ordinary course of business not involving borrowings by the Company. Neither the Company nor any of its subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement.

              (o) Intellectual Properties. In the operation of its business the Company and its subsidiaries have used, and currently use, domestic and foreign patents, patent applications, patent licenses, software licenses, know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, (collectively, the "Intellectual Property") and unpatented inventions, trade secrets and other confidential proprietary information (collectively, the "Know-How"). Schedule 3.01(o) of the Disclosure Letter attached hereto contains an accurate and complete list of all Intellectual Property which, to the best knowledge of the Company, is of material importance to the operation of the business of the Company or any of its subsidiaries. Unless otherwise indicated in Schedule 3.01(o) of the Disclosure Letter the Company (or the subsidiary indicated) owns the entire right, title and interest in and to the Intellectual Property listed on Schedule 3.01(o) of the Disclosure Letter used in the operation of its business (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property which is owned by the Company or a subsidiary and listed on Schedule 3.01(o) of the Disclosure Letter has been, to the extent indicated in Schedule 3.01(o) of the Disclosure Letter, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entities, domestic or foreign, as are indicated in Schedule 3.01(o) of the Disclosure Letter and such registrations, filings and issuances remain in full force and effect. Except as stated in such
     Schedule 3.01(o) of the Disclosure Letter, there are no pending or to the best knowledge of the Company, threatened proceedings or litigation which would have a material adverse effect on the Company's use of such Intellectual Property or other material adverse claims affecting or with respect to the Intellectual Property or the Know-How. Schedule 3.01(o) of the Disclosure Letter lists all notices or claims currently pending or received by the Company or any of its subsidiaries during the past two years which claim infringement, contributory infringement, inducement to infringe, misappropriation or breach by the Company or any of its subsidiaries of any domestic or foreign patents, patent applications, patent licenses and know-how licenses, trade names, trademark registrations and applications, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. Except as set forth in any Schedule hereto, there is, to the best knowledge of the Company, no reasonable basis upon which a claim may be asserted against the Company or any of its subsidiaries, for infringement, contributory infringement, inducement to infringe, misappropriation or breach of any domestic or foreign patents, patent applications, patent licenses, know-how licenses, trade names, trademark registrations and applications, common law trademarks, service marks, copyrights, copyright registrations or applications, trade secrets or other confidential proprietary information. To the best knowledge of the Company, except as indicated on
     Schedule 3.01(o) of the Disclosure Letter, no Person is infringing the Intellectual Property or the Know-How.

              (p) Proxy Statement, Schedule 14D-9 and Schedule 14D-1. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section 4.04 hereof (the "Proxy Statement"), insofar as they relate to the Company or its subsidiaries or information supplied by the Company for inclusion therein, will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the Effective Time any event with respect to the Company or any of its subsidiaries, or with respect to information supplied by the Company for inclusion in the Proxy Statement, occurs which should be described in an amendment or supplement to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel.
     None of the information supplied by the Company for inclusion or incorporation by reference in (i) the documents pursuant to which the Offer will be made, including a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), and Offer to Purchase and related letter of transmittal (the "Offer Documents") or (ii) the Proxy Statement, will, in the case of the Offer Documents, at the respective times the Offer Documents are filed with the Commission, or in the case of the Proxy Statement at the date such information is supplied and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information in the Schedule 14D-9, at the respective times the Schedule 14D-9 is filed with the Commission, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to Parent of Sub or its officers, directors or affiliates provided to the Company by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule 14D-9 or any amendment or supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to Parent and Sub and their counsel.

              (q) Broker's or Finder's Fee. Except for Donaldson, Lufkin & Jenrette Securities Corporation (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been previously delivered to Parent by the Company), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

              (r) Environmental Laws and Regulations. Except as disclosed in the Commission Filings or in Schedule 3.01(r) of the Disclosure Letter or as would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole, (i) the Company and its subsidiaries are in compliance with all Environmental Laws; (ii) Hazardous Substances requiring remediation under any Environmental Law have not been released or disposed of on any real property owned or operated by the Company or any subsidiary of the Company;
     (iii) the Company and its subsidiaries are not subject to liability for any off-site disposal or contamination; (iv) the Company and its subsidiaries have not received any Environmental Claims under any Environmental Law; and (v) there are no facts, conditions, occurrences or circumstances regarding the Company, its subsidiaries or any property owned or operated by the Company or its subsidiaries that could reasonably be expected (a) to form the basis of any Environmental Claim against the Company, its subsidiaries or any property owned or operated by the Company or its subsidiaries, or (b) to cause such property to be subject to any restrictions on the ownership, use, or transferability of any such property under any Environmental Law. "Environmental Law" means any applicable law, regulation, order or decree relating to air, water, land, noise, odor, Hazardous Substances or the protection of human health or the environment. "Hazardous Substance" means any hazardous or toxic material, substance, waste, pollutant or contaminant as defined under any Environmental Law, in any concentration, including, without limitation, any petroleum or petroleum products, friable asbestos or polychlorinated biphenyls. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (hereinafter "Claims"), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health, safety or the environment.

              (s) State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the entering into, and performance, by Parent and Sub of the Tender Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the entering into, and performance, by Parent and Sub of the Tender Agreement and the other transactions contemplated by this Agreement and the Tender Agreement, the provisions of Section 203 of the Delaware General Corporation Law.

              (t) Voting Requirements. Unless the Merger is consummated in accordance with the provisions of Section

     253 of the Delaware General Corporation Law, the affirmative vote of the holders of a majority of all the shares of Company Common Stock entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

              (u) Rights Agreement. (i) The Company and the Board of Directors of the Company have taken and will, until the termination, if any, of this Agreement pursuant to Section 6.01, maintain in effect all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer, the Merger, the entering into, and performance, by Parent and Sub of the Tender Agreement and the other transactions contemplated by this Agreement and (ii) ensure that (y) neither Parent nor Sub nor any of their Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (z) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger, the Tender Agreement or the consummation of any of the other transactions contemplated by this Agreement. The Company has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

              (v) Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

              3.02 Representations and Warranties of Parent and Sub. Each of Parent and Sub represents and warrants to the Company as follows:

              (a) Due Organization; Good Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

              (b) Authorization and Validity of Agreement. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the sole stockholder of Sub, if required by Delaware General Corporation Law). This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles.

              (c) Consents and Approvals; No Violations. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement and the Offer are met,
     (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware is made and (iv) approval of this Agreement by the sole stockholder of Sub if required by the laws of the State of Delaware the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of Parent or Sub; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which either of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Parent, Sub or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except in the case of clauses (2), (3) and (4) above for such filings, permits, consents, approvals or violations, which could not reasonably be expected to have a material adverse effect on the Condition of the Parent and Sub, taken as a whole, or could not be reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

              (d) Offer Documents, Schedule 14D-9 and Proxy Statement. The Offer Documents will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws.
     If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule 14D-1 or any amendment or supplement thereto, Sub will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. Prior to its filing with the Commission, the amendment or supplement shall be delivered to the Company and its counsel. The written information supplied or to be supplied by Parent and Sub for inclusion in the Proxy Statement and the Schedule 14D-9 of the Company will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information with respect to the Company or its officers, directors and affiliates provided to Parent or Sub by the Company in writing for inclusion in the Offer Documents or amendments or supplements thereto.

              (e) Broker's or Finder's Fee. Except for CS First Boston (whose fees and expenses as financial advisor to Parent and Sub will be paid by Parent or Sub in accordance with the Parent's agreement with such firm, a true and correct copy of which has been previously delivered to the Company by Parent), no agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

              (f) Financing. Parent has available to it, and shall provide Sub with, the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby in accordance with the terms hereof and thereof.

              (g) Common Stock Ownership. As of the date hereof, none of Parent or its subsidiaries beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) any shares of Common Stock.


                                   ARTICLE IV

                       TRANSACTIONS PRIOR TO CLOSING DATE

              4.01 Access to Information Concerning Properties and Records. During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its subsidiaries; such investigation shall not, however, affect the representations and warranties made by the Company in this Agreement. The Company shall furnish promptly to Parent and Sub (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the require-ments of Federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent and Sub may reasonably request. The Company agrees to cause its officers and employees to furnish such additional financial and operating data and other information and respond to such inquiries as Parent and Sub shall from time to time request.

              4.02 Confidentiality. Information obtained by Parent and Sub pursuant to Section 4.01 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Parent dated January 23, 1995 (the "Parent Confidentiality Agreement").

              4.03 Conduct of the Business of the Company Pending the Closing Date. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing by Parent, during the period commencing on the date hereof and ending on the Closing Date:

              (a) The Company and each of its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organization, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them;

              (b) Neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its Restated Certificate of Incorporation or By-Laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (iv) declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of its capital stock; (v) enter into any contract or commitment with respect to capital expenditures in excess of $200,000 for items or projects which were not included in the Company's 1995 capital plan previously approved by the Company's Board of Directors without first informing and consulting with Parent's Chief Executive Officer or enter into any other material contract except contracts in the ordinary course of business, (vi) acquire a material amount of assets (other than inventory) or securities or release or relinquish any material contract rights; (vii) adopt or amend any Employee Plan or non-employee benefit plan or program, employment agreement, license agreement or retirement agreement, or, except in the ordinary course of business consistent with past practice, pay any bonus or contingent or other extraordinary compensation; (viii) other than in the ordinary course of business consistent with past practice, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person; (ix) agree to the settlement of any material claim or litigation; (x) make any material tax election or settle or compromise any material tax liability; (xi) permit any insurance policy naming it as beneficiary or a loss payable payee to be cancelled without notice to Parent; (xii) make any material change in its method of accounting or (xiii) agree, in writing or otherwise, to take any of the foregoing actions; and

              (c) The Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.01 hereof to be untrue as of the Closing Date, or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

              4.04 Proxy Statement. If stockholder approval of the Merger is required by law, as promptly as practicable, the Company will prepare and file a preliminary Proxy Statement with the Commission and will use its best efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limit-ation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly after the expiration or termination of the Offer, if required by the Delaware General Corporation Law in order to consummate the Merger, the Company will cause the definitive Proxy Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy material in connection with the meeting of its stockholders without Parent's prior approval.

              4.05 Stockholder Approval. Promptly after the expiration or termination of the Offer, if required by Delaware General Corporation Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law, call a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law to obtain the approval for this Agreement. Subject to Section
4.07 of this Agreement, the Company agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its subsidiaries to be voted in favor of the Merger.

              4.06 Reasonable Best Efforts. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger; provided, however, that no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no material contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to the Company or any of its subsidiaries in order to obtain any such consent, approval or authorization without first obtaining the written approval of Parent and Sub.

              4.07 No Solicitation of Other Offers. (a) Neither the Company nor any of its subsidiaries, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its subsidiaries, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to
(i) solicit or initiate the submission of any Acquisition Proposal, (ii) enter into an agreement for the sale or other disposition by the Company or any of its subsidiaries of a material amount of assets or a sale of shares of capital stock whether by merger or other business combination or tender or exchange offer or (iii) participate in any way in discussions or negotiations with, or, furnish any information to, any Person (other than Parent or Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the Company may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Board of Directors of the Company reasonably believes will result in an Acquisition Proposal, if the Board of Directors believes (and has been advised by counsel) that failing to take such action would constitute a breach of its fiduciary duties. In addition, neither the Board of Directors of the Company nor any Committee thereof shall withdraw or modify in a manner adverse to Parent the approval and recommendation of the Offer and this Agreement or approve or recommend any Acquisition Proposal, provided that the Company may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Company has determined that the Acquisition Proposal is a Superior Proposal,
(ii) all the conditions to the Company's right to terminate this Agreement in accordance with Section 6.01(e) have been satisfied (including the payment of the amount required by Section 7.01), (iii) simultaneously with such withdrawal, modification or recommendation, this

Agreement is terminated in accordance with Section 6.01(e) and (iv) the Acquisition Proposal does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with such Acquisition Proposal. Any actions permitted under, and taken in compliance with, this Section 4.07 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement.

              "Acquisition Proposal" shall mean any proposed merger or other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving the Company or any of its subsidiaries. "Superior Proposal" shall mean a bona fide proposal made by a third party to acquire all of the outstanding shares of the Company pursuant to a tender offer or a merger, or to purchase all or substantially all of the assets of the Company on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (based on the advice of its financial and legal advisors) to be more favorable to the Company and its shareholders than the transactions contemplated hereby, and which does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with the Superior Proposal .

              (b) In addition to the obligations of the Company set forth in paragraph (a), the Company shall promptly advise Parent of any request for information or of any Acquisition Proposal, or any proposal with respect to any Acquisition Proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person making any such takeover proposal or inquiry. The Company will use its reasonable best efforts to keep Parent informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

              (c) Immediately following the purchase of Shares pursuant to the Offer, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "Confidentiality Agreements") to return all confidential information heretofore furnished to such person by or on behalf of the Company.

              4.08 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a material default or event that, with notice or lapse of time or both, would become a material default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any material contract to which the Company or any of its subsidiaries is a party or is subject; and (b) any material adverse change in the Condition, of the Company and its subsidiaries taken as a whole or the occurrence of any event which is reasonably likely to result in any such change. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

              4.09 HSR Act. The Company and Parent shall, within five business days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

              4.10 Employee Benefits. Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees of the Company and its subsidiaries will continue to be provided with employee benefit plans (other than stock option, employee stock ownership or other plans involving the potential issuance of securities of the Company or of Parent) which in the aggregate are substantially comparable to those currently provided by the Company and its subsidiaries to such employees. Parent will, and will cause the Surviving Corporation to, honor employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and all employment, incentive and deferred compensation or severance agreements, plans or policies adopted by the Board of Directors of the Company (or any committee thereof) prior to the date hereof in accordance with their terms other than stock option, employee stock ownership or other plans involving the potential issuance of securities of the Company or of Parent.

              4.11 Directors' and Officers' Insurance; Indemnification. (a) The certificate of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and by-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

              (b) For five years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $336,000 for the twelve month period ended October 1, 1995; and; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further, that the Surviving Corporation may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's, directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

              (c) Parent agrees, from and after the date of purchase of shares of Common Stock pursuant to the Offer, to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent, from and after the date of purchase of shares of Common Stock pursuant to the Offer, will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Subject to Section 4.11(d) below, Parent shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this Section 4.11 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. If the indemnity provided for in this Section
4.11 is not available with respect to any Indemnified Party, then the Surviving Corporation and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

              (d) Any Indemnified Party wishing to claim indemnification under paragraph (a) or (c) of this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right, from and after the purchase of shares of Common Stock pursuant to the Offer, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

              4.12 Financing. Parent shall provide Sub with the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.


                                   ARTICLE V

                         CONDITIONS PRECEDENT TO MERGER

              5.01 Conditions Precedent to Obligations of Parent, Sub and the Company. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

              (a) Approval of Company's Stockholders. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of a majority of the Common Stock of the Company in accordance with applicable law (if required by applicable law) and the Company's Certificate of Incorporation and By-Laws;

              (b) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

              (c) Injunction. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

              (d) Payment for Common Stock. Sub shall have accepted for payment and paid for the shares of Common Stock tendered pursuant to the Offer; and

              (e) Statutes. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Common Stock illegal.

              5.02 Conditions Precedent to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver, at or prior to the Effective Time, of the following condition:

              (a) Employee Stock Ownership Plan. The Company shall have terminated the Club Car, Inc. Employee Stock Ownership Plan.

              5.03 Conditions Precedent to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Effective Time, of the following condition:

              (a) Performance by Parent and Sub. Each of the Parent and Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in Sections 1.03 and 1.04 of this Agreement to be performed or complied with by it prior to the Closing Date.


                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

              6.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

              (a) subject to the provisions of Section 1.04 hereof, by mutual consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

              (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

              (c) by Parent, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred within eight months after commencement of the Offer unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

              (d) by Parent, on the one hand, or the Company, on the other hand, if the Offer is terminated or expires in accordance with its terms without Sub having purchased any Common Stock thereunder due to a failure of any of the conditions set forth in Annex A hereto to be satisfied, unless such termination or expiration has been caused by or results from the failure of the party seeking to terminate this Agreement to perform in any material respect any of its respective covenants or agreements contained in this Agreement;

              (e) by either Parent, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company determines that an Acquisition Proposal is a Superior Proposal and the Board believes (and has been advised by counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however, the Company may not terminate this Agreement pursuant to this Section 6.01(e) unless (i) the Company has notified Parent and Sub in writing promptly after receipt thereof, of the receipt of any Acquisition Proposal and following notification by the Company of Parent and Sub of receipt of the Acquisition Proposal the Company has fully cooperated with Parent, including, without limitation, informing Parent of the terms and conditions of such Acquisition Proposal (and any modification thereto), and the identity of the Person making such Proposal, with the intent of enabling the parties hereto to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (ii) prior to such termination

     Parent has received the amount set forth in Section 7.01 by wire transfer in same day funds; and

              (f) prior to the consummation of the Offer, by the Company, if (i) any of the representations and warranties of Parent or Sub contained in this Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (ii) Parent or Sub shall have breached or failed to comply in any material respect with any of their respective obligations under this Agreement, including, without limitation, their obligation to commence the Offer within the time period required by Section 1.01 of this Agreement.

              6.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Sections 3.01(q), 4.02, 7.01 and this
Section 6.02 hereof shall survive any termination of this Agreement. Nothing in this Section 6.02 shall relieve any party to this Agreement of liability for breach of this Agreement.


                                  ARTICLE VII

                                 MISCELLANEOUS

              7.01 Fees and Expenses. Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

              (b) If this Agreement is terminated by Parent in accordance with Section 6.01(d) because of the occurrence of any of the events set forth in clause (iii)(g) or (h) of Annex A or if this Agreement is terminated by the Company in accordance with Section 6.01(e), then the Company shall, within two business days of such termination (except as required to be earlier paid in accordance with Section 6.01(e)), pay to Parent in same day funds $7,250,000.

              7.02 Representations and Warranties. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.02 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Time.

              7.03  Extension; Waiver.  Subject to the provisions of Sections
1.01 or 1.03 hereof, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

              7.04 Public Announcements. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law.

              7.05 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

              (a)  if to the Company, to it at:

                   Club Car, Inc.
                   4152 Washington Road
                   P.O. Box 204658
                   Augusta, Georgia  30907

                   Attention:  A. Montague Miller

                   with a copy to:

                   McGuire Woods Battle & Boothe
                   One James Center
                   901 East Cary Street
                   Richmond, Virginia  23219

                   Attention:  Wellford L. Sanders, Jr., Esq.

                   with a copy to:

                   Kelso & Company
                   350 Park Avenue
                   21st Floor
                   New York, New York  10022

                   Attention:  James J. Connors II, Esq.

              (b)  if to either Parent or Sub, to it at:

                   Clark Acquisition Sub, Inc.
                   c/o Clark Equipment Company
                   100 North Michigan Street
                   P.O. Box 7008
                   South Bend, Indiana  46634

                   Attention:  Bernard D. Henely, Esq.

                   with a copy to:

                   White & Case
                   1155 Avenue of the Americas
                   New York, New York  10036

                   Attention:  William F. Wynne, Jr., Esq.


or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof except for a notice of a change of address, which shall be effective only upon receipt thereof.

              7.06 Entire Agreement. This Agreement, the Disclosure Letter, the Parent Confidentiality Agreement and the annex and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

              7.07 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for Section 4.11, which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons.

              7.08 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in writing by the parties hereto in any and all respects before the Effective Time (notwithstanding any stockholder approval), by action taken by the respective Boards of Directors of Parent, Sub and the Company or by the respective officers authorized by such Boards of Directors, provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval.

              7.09 Further Actions. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

              7.10 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

              7.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

              7.12 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

              7.13 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

              7.14 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

f


              IN WITNESS WHEREOF, each of Parent, Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first above written.



                                    CLARK EQUIPMENT COMPANY

                                    By /s/ Bernard D. Henely
                                      -------------------------
                                    Name:  Bernard D. Henely
                                    Title: Vice President


                                    CLARK ACQUISITION SUB, INC.

                                    By /s/ Paul R. Bowles
                                      -------------------------
                                    Name:  Paul R. Bowles
                                    Title: President


                                    CLUB CAR, INC.

                                    By /s/ G.H. Inman
                                      -------------------------
                                    Name:  G.H. Inman
                                    Title: Chairman and Chief
                                           Executive Officer

                                                                      ANNEX A
                                                                        to
                                                                   Agreement and
                                                                  Plan of Merger


                 The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended and "Purchaser" shall be deemed to refer to Sub.


                 Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or subject to any applicable rules and regulations of the SEC, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered and may terminate or amend the Offer in accordance with the Merger Agreement and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent a majority of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and at or before the time of payment for any such shares of Common Stock (whether or not any shares of Common Stock have theretofore been accepted for

                                                                         ANNEX A
                                                                          Page 2




payment or paid for pursuant to the Offer) any of the following shall occur:

                 (a) (x) there shall be threatened, instituted or pending any action or proceeding by any government or governmental authority or agency (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly restrain, prohibit or make materially more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or to compel Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or Purchaser or the Company or any of its subsidiaries taken as a whole, or seeking to impose any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) seeking to impose material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or Purchaser of any shares of Common Stock, or
         (v) otherwise materially adversely affecting the Condition of the Company and its subsidiaries taken as a whole; or (y) any court shall have entered an order which is in effect and which (i) makes illegal, impedes, delays or otherwise directly or indirectly restrains, prohibits or makes materially more costly the Offer or the Merger,
         (ii) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compels Parent or Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or Purchaser or the Company or any of its subsidiaries taken as a whole, or imposes any material limitation on the ability of Parent or Purchaser to conduct

                                                                         ANNEX A
                                                                          Page 3




         its business or own such assets, (iii) imposes material limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) requires divestiture by Parent or Purchaser of any shares of Common Stock, or (v) otherwise materially adversely affects the Condition of the Company and its subsidiaries taken as a whole; provided, however, that in the case of a preliminary injunction to the effect described in this subparagraph (y), the provisions of this subparagraph (y) shall not be deemed to have been triggered until the earlier of (X) the date on which such injunction becomes final or (Y) the Company ceases its efforts to have such preliminary injunction dissolved;

                 (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Purchaser, the Company or any subsidiary of the Company or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through
         (v) of paragraph (a) (x) above;

                 (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change), that is reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, conditions (financial or otherwise) or prospects of the Company and its subsidiaries;

                 (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-





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                                                                         ANNEX A
                                                                          Page 4




         the-counter market, (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 20% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (v) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States;

                 (e) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Purchaser with or from any governmental or regulatory entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure could reasonably be expected to have a material adverse effect on the Condition of the Company and any of its subsidiaries, taken as a whole or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the Merger Agreement;

                 (f) any representation or warranty made by the Company in the Merger Agreement shall be untrue or incorrect in any material respect;

                 (g) there shall have been a breach by the Company of any of its covenants or agreements in any material respect contained in the Merger Agreement;

                 (h) the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer or the Merger, or shall have resolved to do so; or





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                                                                         ANNEX A
                                                                          Page 5




                 (i) the Merger Agreement shall have been terminated in accordance with its terms; which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                 The foregoing conditions (including those set forth in clauses
(i)-(iii) above) are for the sole benefit of Purchaser and may be asserted by Purchaser, or may be waived by Purchaser, in whole or in part at any time and from time to time in its sole discretion; provided, however, that without the consent of the Company, Purchaser shall not waive the condition described in clause (i) above. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described in this Annex A will be final and binding upon all parties.